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                                                                    EXHIBIT 99.3

                                AMENDMENT NO. 1
                                      to
                        Carolina Savings Bank, Inc. SSB
               1997 Nonqualified Stock Option Plan for Directors


          WHEREAS, the Board of Directors of Carolina Bank adopted and the shareholders and the North Carolina Commissioner of Banks approved the 1997 Nonqualified Stock Option Plan for Directors (the "Plan"); and

          WHEREAS, effective October 31, 2000, Carolina Bank reorganized into a bank holding company form of organization and is the wholly-owned subsidiary of Carolina Bank Holdings, Inc. ("Holdings"); and

          WHEREAS, on August 17, 2000, the Board of Directors of Holdings adopted the Plan as the Plan of Holdings, subject to certain amendments set forth in such adoption.

          NOW, THEREFORE, the following Amendment No. 1 to the Plan is hereby effected as follows:

          The name of the Plan shall be the "Carolina Bank Holdings, Inc. 1997 Nonqualified Stock Option Plan for Directors."

          Paragraphs 7 and 11 of the Plan are hereby amended to provide that payment for shares subject to an option may be made either in cash or in issued and outstanding shares of the $1.00 par value common stock of Holdings.

          Paragraph 10 is hereby amended by eliminating the limitation that no more than 40% of the shares of common stock available under the Plan may be allocated to any one individual.

          IN WITNESS WHEREOF, this Amendment No. 1 is effective November 1,
2000.


                                 /s/ Robert T. Braswell
                                 ----------------------
                                 Robert T. Braswell, President and Secretary